SUB-ITEM 77K:  Changes in registrant’s certifying accountant

On March 5, 2013, PricewaterhouseCoopers LLP (“PwC”) resigned as the independent registered public accounting firm for The Empire Builder Tax Free Bond Fund (the “Fund”).  PwC was previously engaged as the Fund’s independent registered public accounting firm to audit the Fund’s financial statements.

The reports of PwC on the financial statements for the fiscal years ended February 29, 2012 and February 28, 2011 (hereafter referred to as “the two most recent fiscal years”) past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years and through March 5, 2013, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such years.

During the two most recent fiscal years and through March 5, 2013, there have been no reportable events (as defined in Item 304(a)(1)(v)) of Regulation S-K).

As approved by the Board of Trustees, the Fund engaged Tait Weller (“Tait”) as its new independent registered public accounting firm as of March 5, 2013.  During the two most recent fiscal years and through March 5, 2013, the Fund has not consulted with  Tait regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Fund’s financial statements,  and neither a written report was provided to the Fund or oral advice was provided that Tait concluded was an important factor considered by the Fund in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Fund has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated April 26, 2013, is filed as an Exhibit to this N-SAR under Sub-Item 77Q1.